Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our reports dated September 9, 2005, with respect to the consolidated financial statements and schedule of 1-800-FLOWERS.COM, Inc. and Subsidiaries, 1-800-FLOWERS.COM, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of 1-800-FLOWERS.COM, Inc. and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended July 3, 2005 in the following:

o the Registration Statement (Form S-8 No. 333-84281) pertaining to the 1-800-FLOWERS.COM, Inc. 1999 Stock Incentive Plan and the 1997 Stock Option Plan; and
o the Registration Statement (Form S-8 No. 333-119999) pertaining to the 1-800-FLOWERS.COM, Inc. 2003 Long Term Incentive and Share Award Plan

                                                          /s/ Ernst & Young LLP

Melville, New York
September 13, 2005